SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 15, 2005

Clarient, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	Commission File:	75-2649072
(State or Other Jurisdiction	000-22677	(I.R.S. Employer
of Incorporation or Organization)		Identification No.)

33171 Paseo Cerveza
San Juan Capistrano, California		92675
(Address of Principal Executive Offices)		(Zip Code)

(949) 443-3355

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))
☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5—Corporate Governance and Management

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 15, 2005, Clarient, Inc.’s (“Clarient”) board of directors approved an increase in the size of Clarient’s board of directors from eight to nine and appointed Peter J. Boni to the board.  Mr. Boni is President and Chief Executive Officer, and a member of the Board of Directors of Safeguard Scientifics, Inc., Clarient’s majority shareholder.

Mr. Boni, 59, has served as a chairman, a Fortune 500 corporate executive, an NYSE Fortune 1000 president, a management consultant, a board member and an advisor to institutional investors of both early and later stage high technology hardware, software and services firms. Mr. Boni is currently non-executive Chairman of Intralinks, Inc., a provider of an on-demand, secure digital workspace, and has served as an Operating Partner for Advent International, a global private equity firm with $6 billion under management, since April 2004. From 2002 to 2004, Mr. Boni served as Chairman and Chief Executive Officer of Surebridge, Inc., an applications outsourcer serving the mid-market. From 1999 to 2001, Mr. Boni was Chief Executive Officer of Prime Response, Inc., a leading global eCRM software provider. Earlier, Mr. Boni was President and Chief Executive Officer of Cayenne Software, a client/server and object-oriented software tools provider that was acquired by Sterling Software; president of the Software and Information Services Group of Paramount Communications, Inc. (now Viacom); President of On-Line Software, International, a systems software firm; President and Chief Executive Officer of Summa Four, Inc., a telecommunications equipment firm; Managing Partner of Potential Dynamics, a high technology management consulting practice; and held several sales, marketing, management and executive positions at Data General Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clarient, Inc.

Date: December 16, 2005	By:	/s/ Stephen T.D. Dixon
		Name:	Stephen T.D. Dixon
		Title:	Executive Vice President and
Chief Financial Officer